CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Callable Contingent Income Securities due 2025	$1,520,000	$176.62

April 2015 Pricing Supplement No. 245 Registration Statement No. 333-200365 Dated April 27, 2015 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities
Unlike ordinary debt securities, the Callable Contingent Income Securities due April 30, 2025, All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index, which we refer to as the securities, do not provide for the regular payment of interest or guarantee the return of any principal at maturity.  Instead, the securities offer the opportunity for investors to earn a contingent monthly coupon but only if the index closing value of the Russell 2000® Index on the applicable monthly observation date is greater than or equal to 70% of the initial index value, which we refer to as the coupon barrier level.  If the index closing value is less than the coupon barrier level on any observation date, you will not receive any contingent monthly coupon for that monthly period.  As a result, investors must be willing to accept the risk of not receiving any contingent monthly coupon during the entire ten-year term of the securities. In addition, beginning on April 30, 2016, we will have the right to redeem the securities at our discretion on any monthly redemption date for a redemption payment equal to the sum of the stated principal amount plus any contingent monthly coupon otherwise due with respect to the related observation date.  An early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underlying index.  At maturity, if the securities have not previously been redeemed and the final index value is greater than or equal to 50% of the initial index value, which we refer to as the downside threshold level, investors will receive the stated principal amount of the securities, and, if the final index value is also greater than or equal to the coupon barrier level, the contingent monthly coupon with respect to the final observation date.  However, if the final index value is less than the downside threshold level, investors will be fully exposed to the decline in the value of the Russell 2000® Index over the term of the securities, and the payment at maturity will be less than 50% of the stated principal amount of the securities and could be zero.  Accordingly, investors may lose up to their entire initial investment in the securities.  Investors will not participate in any appreciation of the Russell 2000® Index.  These long-dated securities are for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of losing their principal and the risk of receiving no contingent monthly coupon when the Russell 2000® Index on the related observation date closes below the coupon barrier level, and the risk of an early redemption of the securities at our discretion.  The securities are unsecured obligations of Morgan Stanley, issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
FINAL TERMS
Issuer:	Morgan Stanley
Underlying index:	Russell 2000® Index
Aggregate principal amount:	$1,520,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	April 27, 2015
Original issue date:	April 30, 2015 (3 business days after the pricing date)
Maturity date:	April 30, 2025
Optional early redemption:
Beginning on April 30, 2016, we will have the right to redeem the securities, at our discretion, in whole but not in part, on any monthly redemption date for the redemption payment. If we decide to redeem the securities, we will give you notice at least 10 calendar days before the redemption date specified in the notice. No further payments will be made on the securities once they have been redeemed.

Redemption payment:	The redemption payment will be an amount equal to (i) the stated principal amount plus (ii) any contingent monthly coupon otherwise due with respect to the related observation date.
Redemption dates:
Beginning on April 30, 2016, monthly, on the 30th day of each month (or, in the case of February, the last calendar day of such month); provided that if any such day is not a business day, the redemption payment will be made on the next succeeding business day and no adjustment will be made to any redemption payment made on that succeeding business day.

Contingent monthly coupon:
•   If, on any observation date, the index closing value on such date is greater than or equal to the coupon barrier level, we will pay a contingent monthly coupon at an annual rate of 7.00% (corresponding to approximately $5.8333 per month per security) on the related contingent coupon payment date.
•   If, on any observation date, the index closing value on such date is less than the coupon barrier level, no contingent monthly coupon will be paid with respect to that observation date.

Payment at maturity:	If the securities have not previously been redeemed, investors will receive on the maturity date a payment at maturity determined as follows:
	• If the final index value is greater than or equal to the downside threshold level:	the stated principal amount, and, if the final index value is also greater than or equal to the coupon barrier level, the contingent monthly coupon with respect to the final observation date
	• If the final index value is less than the downside threshold level:	(i) the stated principal amount multiplied by (ii) the index performance factor
Coupon barrier level:	876.890, which is equal to 70% of the initial index value
Downside threshold level:	626.350, which is equal to 50% of the initial index value
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$939.00 per security. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per security	$1,000	$35	$965
Total	$1,520,000	$53,200	$1,466,800
(1)
Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $35 for each security they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Use of proceeds and hedging” on page 23.
The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this pricing supplement together with the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Securities” at the end of this preliminary pricing supplement.
Prospectus Supplement dated November 19, 2014
Index Supplement dated November 19, 2014	Prospectus dated November 19, 2014

Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities

Terms continued from previous page:
Initial index value:	1,252.700, which is the index closing value of the underlying index on the pricing date
Final index value:	The index closing value of the underlying index on the final observation date
Observation dates:
The third scheduled business day prior to each scheduled contingent coupon payment date, subject to postponement due to non-index business days or certain market disruption events.  We also refer to the third scheduled business day prior to the scheduled maturity date as the final observation date. See “Postponement of observation dates” below.

Contingent coupon payment dates:
Monthly, on the 30th day of each month (or, in the case of February, the last calendar day of such month), beginning May 30, 2015, subject to postponement as described under “Postponement of contingent coupon payment dates and maturity date” below.

Index performance factor:	The final index value divided by the initial index value.
CUSIP / ISIN:	61761JYJ2 / US61761JYJ23
Listing:	The securities will not be listed on any securities exchange.

Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities

Investment Summary

Callable Contingent Income Securities
Principal at Risk Securities

The Callable Contingent Income Securities due April 30, 2025, All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index, which we refer to as the securities, provide an opportunity for investors to earn a contingent monthly coupon at an annual rate of 7.00% (corresponding to approximately $5.8333 per month per security) but only if the index closing value of the underlying index on the applicable monthly observation date is greater than or equal to 70% of the initial index value, which we refer to as the coupon barrier level.  It is possible that the index closing value of the underlying index could remain below the coupon barrier level for extended periods of time or even throughout the entire term of the securities so that you may receive few or no contingent monthly coupons during the entire ten-year term of the securities. In addition, beginning on April 30, 2016, we will have the right to redeem the securities at our discretion on any monthly redemption date for the redemption payment equal to the sum of the stated principal amount plus any contingent monthly coupon otherwise due with respect to the related observation date.

If the securities have not been previously redeemed and the final index value is greater than or equal to 50% of the initial index value, which we refer to as the downside threshold level, the payment at maturity will be the stated principal amount, and, if the final index value is also greater than or equal to the coupon barrier level, the contingent monthly coupon with respect to the final observation date.  However, if the final index value is less than the downside threshold level, investors will be fully exposed to the decline in the underlying index over the term of the securities on a 1 to 1 basis, and will receive an amount of cash that is significantly less than the stated principal amount, in proportion to the decline in the underlying index.  Under this scenario, the value of any such payment will be less than 50% of the stated principal amount of the securities and could be zero.  Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent monthly coupons.  In addition, investors will not participate in any appreciation of the underlying index.

Maturity:	10 years
Payment at maturity:
If the securities have not previously been redeemed, investors will receive on the maturity date a payment at maturity determined as follows:

If the final index value is greater than or equal to the downside threshold level, investors will receive the stated principal amount, and, if the final index value is also greater than or equal to the coupon barrier level, the contingent monthly coupon with respect to the final observation date.

If the final index value is less than the downside threshold level, investors will receive a payment at maturity that is less than 50% of the stated principal amount of the securities and could be zero.  Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

Contingent monthly coupon:
A contingent coupon at an annual rate of 7.00% (corresponding to approximately $5.8333 per security per month) will be paid on the securities on each contingent coupon payment date but only if the index closing value of the underlying index is at or above the coupon barrier level on the related observation date.

If, on any observation date, the index closing value of the underlying index is less than the coupon barrier level, we will pay no coupon for the applicable monthly period.

Early redemption at the option of the issuer:
We have the right to redeem the securities on any monthly redemption date for an early redemption payment equal to the stated principal amount plus any contingent monthly coupon otherwise due with respect to the related observation date.  Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underlying index.  It is more likely that we will redeem the securities when it would otherwise be advantageous for you to continue to hold the securities.  As such, we will be more likely to redeem the securities when the index closing value of the underlying index on the observation dates is at or above the coupon barrier level, which would otherwise result in an amount of interest payable on the securities that is greater than instruments of a comparable maturity and credit rating trading in the market.  In other words, we will be more likely to redeem the securities at a time when the securities are paying an above-market coupon.  If the

April 2015	Page 3

Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities

securities are redeemed prior to maturity, you will receive no more contingent monthly coupon payments, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

On the other hand, we will be less likely to exercise our redemption right when the index closing value of the underlying index is below the coupon barrier level and/or when the final index value is expected to be below the downside threshold level, such that you will receive no contingent monthly coupons and/or that you will suffer a significant loss on your initial investment in the securities at maturity. Therefore, if we do not exercise our redemption right, it is more likely that you will receive few or no contingent monthly coupons and suffer a significant loss at maturity.

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

The original issue price of each security is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000.  We estimate that the value of each security on the pricing date is $939.00.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying index.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the contingent monthly coupon rate, the coupon barrier level and the downside threshold level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

April 2015	Page 4

Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities

Key Investment Rationale

The securities do not guarantee any repayment of principal at maturity and offer investors an opportunity to earn a contingent monthly coupon of 7.00% per annum of the stated principal amount but only if the index closing value on the applicable monthly observation date is greater than or equal to 70% of the initial index value, which we refer to as the coupon barrier level.  The securities have been designed for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of losing their principal and the risk of receiving no contingent monthly coupon when the Russell 2000® Index on the related observation date closes below the coupon barrier level, and the risk of an early redemption of the securities at our discretion.  The following scenarios are for illustrative purposes only to demonstrate how the coupon and the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur.  Accordingly, the securities may or may not be redeemed by us at our discretion, the contingent coupon may be payable in none of, or some but not all of, the monthly periods during the 10-year term of the securities and the payment at maturity may be less than 50% of the stated principal amount of the securities and may be zero.

Scenario 1: The securities are redeemed prior to maturity.
This scenario assumes that we redeem the securities at our discretion prior to the maturity date on one of the monthly redemption dates, starting on April 30, 2016, one year after the original issue date, for the redemption payment equal to the stated principal amount plus any contingent monthly coupon with respect to the relevant observation date, as applicable.  Prior to the optional early redemption, the underlying index closes at or above the coupon barrier level on some or all of the monthly observation dates.  In this scenario, investors receive the contingent monthly coupon with respect to each such observation date, but not for the monthly periods for which the underlying index closes below the coupon barrier level on the related observation date. No further payments will be made on the securities once they have been redeemed.

Scenario 2: The securities are not redeemed prior to maturity, and investors receive principal back at maturity.
This scenario assumes that we do not exercise our redemption right on any of the monthly redemption dates, and, as a result, investors hold the securities to maturity.  During the term of the securities, the underlying index closes at or above the coupon barrier level on some monthly observation dates and below the coupon barrier level on the others.  Consequently, investors receive the contingent monthly coupon for the monthly periods for which the index closing value is at or above the coupon barrier level on the related observation date, but not for the monthly periods for which the index closing value is below the coupon barrier level on the related observation date. On the final observation date, the underlying index closes at or above the downside threshold level. Therefore, at maturity, investors will receive the stated principal amount, and, depending on whether the final index value is greater than, equal to or less than the coupon barrier level, the contingent monthly coupon with respect to the final observation date.

Scenario 3: The securities are not redeemed prior to maturity, and investors suffer a substantial loss of principal at maturity.
This scenario assumes that we do not exercise our redemption right on any of the monthly redemption dates, and, as a result, investors hold the securities to maturity. During the term of the securities, the underlying index closes below the coupon barrier level on all or nearly all of the monthly observation dates.  In this scenario, investors do not receive any contingent monthly coupons, or receive contingent monthly coupons for only a limited number of contingent coupon payment dates. On the final observation date, the underlying index closes below the downside threshold level.  Therefore, investors receive an amount equal to the stated principal amount multiplied by the index performance factor at maturity.  Under these circumstances, the payment at maturity will be less than 50% of the stated principal amount and could be zero.  No coupon will be paid at maturity in this scenario.

April 2015	Page 5

Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities

Russell 2000® Index Summary

The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Information as of market close on April 27, 2015:

Bloomberg Ticker Symbol:	RTY
Current Index Value:	1,252.700
52 Weeks Ago:	1,117.062
52 Week High (on 4/15/2015):	1,266.373
52 Week Low (on 10/13/2014):	1,049.303

For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.  Furthermore, for additional historical information, see “Russell 2000® Index Historical Performance” below.

April 2015	Page 6

Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only.  Whether you receive a contingent monthly coupon will be determined on each monthly observation date and the payment at maturity will be determined by reference to the index closing value on the final observation date. Any early redemption of the securities will be at our discretion.  The actual initial index value, coupon barrier level and downside threshold level are set forth on the cover page of this document. All payments on the securities are subject to the credit risk of Morgan Stanley.  The numbers in the hypothetical examples may be rounded for ease of analysis. The below examples are based on the following terms:

Hypothetical Initial Index Value:	1,200
Hypothetical Coupon Barrier Level:	840, which is 70% of the hypothetical initial index value
Hypothetical Downside Threshold Level:	600, which is 50% of the hypothetical initial index value
Contingent Monthly Coupon:
7.00% per annum (corresponding to approximately $5.8333 per month per security)*
A contingent monthly coupon is paid on each coupon payment date but only if the index closing value of the underlying index is at or above the coupon barrier level on the related observation date.

Optional Early Redemption:
The securities may be redeemed at our discretion on any monthly redemption date for a redemption payment equal to the stated principal amount plus any contingent monthly coupon otherwise due with respect to the related observation date.

Payment at Maturity (if the securities have not been redeemed early at our option):
If the final index value is greater than or equal to the downside threshold level:  the stated principal amount, and, if the final index value is also greater than or equal to the coupon barrier level, the contingent monthly coupon with respect to the final observation date

If the final index value is less than the downside threshold level: (i) the stated principal amount multiplied by (ii) the index performance factor

Stated Principal Amount:	$1,000

* The actual contingent monthly coupon will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 basis.  The hypothetical contingent monthly coupon of $5.8333 is used in these examples for each of analysis.

In Example 1, we redeem the securities at our option on one of the redemption dates, and no further payments are made on the securities after they have been redeemed.  In Examples 2, 3, and 4, the securities are not redeemed prior to, and remain outstanding until, maturity.

Example 1—We redeem the securities on April 30, 2016, which is the first monthly redemption date.  The index closing value is at or above the coupon barrier level on all eleven monthly observation dates prior to (and excluding) the observation date immediately preceding the redemption.  Therefore, you would receive the contingent monthly coupons with respect to those eleven observation dates, totaling $5.8333 × 11 = $64.1663.  The index closing value is greater than or equal to the coupon barrier level on the observation date in April 2016.  Upon redemption, investors receive the redemption payment calculated as $1,000 + $5.8333 = $1,005.8333.

The total payment over the 1-year term of the securities is $64.1663 + $1,005.8333 = $1,070.00.

Example 2—The securities are not redeemed prior to maturity. The index closing value is at or above the coupon barrier level on all 120 monthly observation dates including the final observation date.  Therefore, you would receive (i) the contingent monthly coupons with respect to the 119 observation dates prior to (and excluding) the final observation date, totaling $5.8333 × 119 = $694.1627 and (ii) the payment at maturity calculated as $1,000 + $5.8333 = $1,005.8333.

The total payment over the 10-year term of the securities is $694.1627 + $1,005.8333 = $1,700.

This example illustrates the scenario where you receive a contingent monthly coupon on every coupon payment date throughout the term of the securities and receive your principal back at maturity, resulting in a 7.00% per annum interest rate over the 10-year term of the securities.  This is therefore the maximum amount payable over the 10-year term of the securities.  To the extent that coupons are not paid on every coupon payment date, the effective interest rate on the securities will be less than 7.00% per annum and could be zero. In addition, we will be more likely to redeem the securities prior to maturity when the index closing value is at or above the coupon barrier level on the observation dates.  If the securities are redeemed prior to maturity, you will receive no more contingent monthly coupon payments, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

April 2015	Page 7

Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities

Example 3—The securities are not redeemed prior to maturity.  The index closing value is at or above the coupon barrier level on 20 out of the 119 monthly observation dates prior to (and excluding) the final observation date.  The final index value is 900, which is above the downside threshold level and coupon barrier level.  In this scenario, you receive a payment at maturity equal to the stated principal amount and the contingent monthly coupon with respect to the final observation date.  Therefore, you would receive (i) the contingent monthly coupons with respect to those 20 observation dates prior to (and excluding) the final observation date, totaling $5.8333 × 20 = $116.666, but not for the other 99 observation dates, and (ii) the payment at maturity calculated as $1,000 + $5.8333 = $1,005.8333.

The total payment over the 10-year term of the securities is $116.666 + $1,005.8333 = $1,122.4993.

Example 4—The securities are not redeemed prior to maturity.  The index closing value is below the coupon barrier level on all of the monthly observation dates, and is below the downside threshold level on the final observation date, on which the final index value is 480.  Therefore, you would receive no contingent monthly coupons, and the payment at maturity would be calculated as $1,000 × 480 / 1,200 = $400.00.

The total payment over the 10-year term of the securities is $0 + $400.00 = $400.00.

If we do not redeem the securities prior to maturity and the final index value is less than the downside threshold level, you will lose a significant portion or all of your investment in the securities.

April 2015	Page 8

Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying index supplement and prospectus.  You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪
The securities do not guarantee the return of any principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity.  Instead, if the securities have not been redeemed prior to maturity and the final index value is less than the downside threshold level, you will be fully exposed to the decline in the underlying index over the term of the securities on a 1 to 1 basis, and you will receive for each security that you hold at maturity an amount of cash that is significantly less than the stated principal amount, in proportion to the decline in the underlying index.  Under this scenario, the value of any such payment will be less than 50% of the stated principal amount and could be zero.

▪
You will not receive any contingent monthly coupon for any monthly period where the index closing value on the related observation date is less than the coupon barrier level.  You will receive a contingent monthly coupon with respect to a monthly period only if the index closing value on the related observation date is greater than or equal to the coupon barrier level of 70% of the initial index value.  If the index closing value remains below the coupon barrier level on each observation date over the term of the securities, you will not receive any contingent monthly coupons.

▪
The securities are subject to our redemption right.  The term of the securities, and thus your opportunity to earn a potentially above-market coupon if the underlying index is greater than or equal to the coupon barrier level on monthly observation dates, may be limited by our right to redeem the securities at our option on any monthly redemption date, beginning April 30, 2016.  The term of your investment in the securities may be limited to as short as one year.  It is more likely that we will redeem the securities when it would be advantageous for you to continue to hold the securities.  As such, we will be more likely to redeem the securities when the index closing value of the underlying index on the observation dates is at or above the coupon barrier level, which would otherwise result in an amount of interest payable on the securities that is greater than instruments of a comparable maturity and credit rating trading in the market.  In other words, we will be more likely to redeem the securities when the securities are paying an above-market coupon.  If the securities are redeemed prior to maturity, you will receive no more contingent monthly coupon payments, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

On the other hand, we will be less likely to exercise our redemption right when the index closing value of the underlying index is below the coupon barrier level and/or when the final index value is expected to be below the downside threshold level, such that you will receive no contingent monthly coupons and/or that you will suffer a significant loss on your initial investment in the securities at maturity. Therefore, if we do not exercise our redemption right, it is more likely that you will receive few or no contingent monthly coupons and suffer a significant loss at maturity.

▪
Investors will not participate in any appreciation in the value of the underlying index.  Investors will not participate in any appreciation in the value of the underlying index from the initial index value, and the return on the securities will be limited to the contingent monthly coupons, if any, that are paid with respect to each observation date on which the index closing value is greater than or equal to the coupon barrier level until the securities are redeemed or reach maturity.  It is possible that the index closing value could be below the coupon barrier level on most or all of the observation dates so that you will receive few or no contingent monthly coupons.  If you do not earn sufficient contingent monthly coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪
The contingent monthly coupon, if any, is paid on a monthly basis and is based solely on the index closing value of the underlying index on the specified observation dates.  Whether the contingent monthly coupon will be paid with respect to an observation date will be based on the index closing value on such date.  As a result, you will not know whether you will receive the contingent monthly coupon until near the end of the relevant monthly period.  Moreover, because the contingent monthly coupon is based solely on the index closing value on a specific observation date, if such index closing value is less than the coupon barrier level, you will not receive any contingent monthly coupon with respect to such observation date, even if the index closing value of the underlying index was higher on other days during the term of the securities.

April 2015	Page 9

Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities

▪
The market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the level of interest rates available in the market and the value of the underlying index on any day, including in relation to the coupon barrier level and downside threshold level, will affect the value of the securities more than any other factors.  Other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the Russell 2000® Index,

o	whether the index closing value of the Russell 2000® Index is currently or has been below the coupon barrier level on any observation date,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or securities markets generally and which may affect the value of the underlying index,

o	dividend rates on the securities underlying the Russell 2000® Index,

o	the time remaining until the securities mature,

o	interest and yield rates in the market,

o	the availability of comparable instruments,

o	the composition of the Russell 2000® Index and changes in the constituent stocks of such index, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above.  In particular, if the underlying index has closed near or below the coupon barrier level, and especially if the underlying index has closed near or below the downside threshold level, the market value of the securities is expected to decrease substantially and you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security.

You cannot predict the future performance of the Russell 2000® Index based on its historical performance. The value of the underlying index may decrease and be below the coupon barrier level on each observation date so that you will receive no contingent monthly coupons, and the value of the underlying index may decrease and be below the downside threshold level on the final observation date so that you will lose a significant portion or all of your investment.  There can be no assurance that the index closing value of the underlying index will be greater than or equal to the coupon barrier level on any observation date so that you will receive any contingent monthly coupon during the term of the securities, or that it will be greater than or equal to the downside threshold level on the final observation date so that you do not suffer a significant loss on your initial investment in the securities.  See “Russell 2000® Index Historical Performance” below.

▪
The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.  The Russell 2000® Index, the underlying index, consists of stocks issued by companies with relatively small market capitalization.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the underlying index may be more volatile than indices that consist of stocks issued by large-capitalization companies.  Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded.  In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities on each contingent coupon payment date, upon early redemption, or at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  The securities are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to early redemption or maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated

April 2015	Page 10

Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities

decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Not equivalent to investing in the underlying index.  Investing in the securities is not equivalent to investing in the underlying index or its component stocks.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index, and investors will not participate in any appreciation of the underlying index over the term of the securities.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  Accordingly, you should be willing to hold your securities for the entire 10-year term of the securities. The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price will be influenced by many unpredictable factors” above.

▪
Hedging and trading activity by our subsidiaries could potentially affect the value of the securities.  One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or

April 2015	Page 11

Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities

prior to the pricing date could have increased the initial index value, and, therefore, could have increased (i) the coupon barrier level, which, if the securities have not been redeemed, is the value at or above which the underlying index must close on each observation date so that you receive a contingent monthly coupon on the securities, and (ii) the downside threshold level, which is the value at or above which the underlying index must close on the final observation date so that you are not exposed to the negative performance of the underlying index at maturity.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the underlying index on the observation dates, and, accordingly, the payout to you at maturity, if any, and whether we pay a contingent monthly coupon on the securities.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. has determined the initial index value, the coupon barrier level and the downside threshold level, and will determine the index closing value on each observation date, including the final index value, whether the contingent monthly coupon will be paid on each contingent coupon payment date, whether a market disruption event has occurred, and the payment that you will receive at maturity, if any.  Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and  the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may affect the payout to you upon an optional early redemption or at maturity, if any. For further information regarding these types of determinations, see “Additional Information About the Securities—Additional Provisions—Calculation agent,” “—Market disruption event,” “—Postponement of observation dates,” “—Discontinuance of an underlying index; alteration of method of calculation” and “—Alternate exchange calculation in case of an event of default,” below.  In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪
Adjustments to the underlying index could adversely affect the value of the securities.  The publisher of the underlying index may add, delete or substitute the component stocks of the underlying index or make other methodological changes that could change the value of the underlying index.  Any of these actions could adversely affect the value of the securities.  The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on any observation date, the determination of whether the contingent monthly coupon will be payable on the securities on the applicable contingent coupon payment date or the determination of the payment at maturity, as applicable, will be based on whether the value of the underlying index based on the closing prices of the stocks constituting the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the underlying index last in effect prior to such discontinuance is less than the coupon barrier level or downside threshold level, as applicable.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “Additional Provisions—Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued, in accordance with your regular method of tax accounting.  Under this treatment, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the securities) and recognize all income and gain in respect of the securities as ordinary income.  The risk that financial instruments providing for buffers, triggers or similar downside protection features,

April 2015	Page 12

Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities

such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. Non-U.S. Holders should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors  should be subject to withholding tax.  Both U.S. and Non-U.S. Holders (as defined below) should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

April 2015	Page 13

Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities

 Russell 2000® Index Historical Performance

The following graph sets forth the daily closing values of the underlying index for the period from January 1, 2010 through April 27, 2015.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter from January 1, 2010 through April 27, 2015.  The closing value of the underlying index on April 27, 2015 was 1,252.700.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on any observation date.

Underlying Index Daily Closing Values January 1, 2010 to April 27, 2015

* The black solid line in the graph indicates the coupon barrier level of 876.890, which is 70% of the initial index value, and the red solid line indicates the downside threshold level of 626.350, which is 50% of the initial index value.

April 2015	Page 14

Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities

Russell 2000® Index	High	Low	Period End
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter	852.49	769.48	849.35
2013
First Quarter	953.07	872.60	951.54
Second Quarter	999.99	901.51	977.48
Third Quarter	1,078.41	989.54	1,073.79
Fourth Quarter	1,163.64	1,043.46	1,163.64
2014
First Quarter	1,208.651	1,093.594	1,173.038
Second Quarter	1,192.964	1,095.986	1,192.964
Third Quarter	1,208.150	1,101.676	1,101.676
Fourth Quarter	1,219.109	1,049.303	1,204.696
2015
First Quarter	1,266.373	1,154.709	1,252.772
Second Quarter (through April 27, 2015)	1,275.350	1,251.708	1,252.700

License Agreement between Russell Investments and Morgan Stanley

The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.  For more information, see “Russell 2000® Index—License Agreement between Russell Investments and Morgan Stanley” in the accompanying index supplement.

April 2015	Page 15

Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities

Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this pricing supplement.

Additional Provisions:
Interest period:	Monthly
Day count convention:	30/360
Underlying index publisher:	Russell Investments
Denominations:	$1,000 per security and integral multiples thereof
Book entry security or certificated security:
Book entry.  The securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the depositary and will be registered in the name of a nominee of the depositary.  The depositary’s nominee will be the only registered holder of the securities.  Your beneficial interest in the securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the depositary.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to the depositary, as the registered holder of the securities, for distribution to participants in accordance with the depositary’s procedures.  For more information regarding the depositary and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior security or subordinated security:	Senior
Specified currency:	U.S. dollars
Record date:
One business day prior to the related scheduled contingent coupon payment date; provided that any contingent monthly coupon payable at maturity shall be payable to the person to whom the payment at maturity shall be payable.

Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the securities.  This discussion applies only to initial investors in the securities who:

•       purchase the securities at their “issue price,” which will equal the first price at which a substantial amount of the securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•       hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•       certain financial institutions;
•       insurance companies;
•       certain dealers and traders in securities or commodities;
•       investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
•       U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•       partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•       regulated investment companies;
•       real estate investment trusts;
•       tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•       persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any consequences resulting from

April 2015	Page 16

Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities

the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein.  Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities).  Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•       a citizen or individual resident of the United States;

•       a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•       an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis.  A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Coupon Payments.  Any coupon payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged or settled.  For this purpose, the amount realized does not include any coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment.  Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise.  The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no

April 2015	Page 17

Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities

assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the securities.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the securities would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter.  The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

•       an individual who is classified as a nonresident alien;
•       a foreign corporation; or
•       a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•       a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•       certain former citizens or residents of the United States; or

•       a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

April 2015	Page 18

Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Although significant aspects of the tax treatment of each security are uncertain, we intend to withhold on any coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the securities may be treated as U.S.-situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the securities and the payment of proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.  An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements.  This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”).  Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2016, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends.  While the treatment of the securities is unclear, you should assume that any coupon payment on the securities will be subject to the FATCA rules.  It is also possible in light of this uncertainty that an applicable withholding agent will treat gross proceeds of a disposition (including upon retirement) of the securities after 2016 as being subject to the FATCA rules.  If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))
Calculation agent:
The calculation agent for the securities will be MS & Co.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.

All calculations with respect to the contingent monthly coupon, the redemption payment and the payment at maturity, if any, shall be made by the calculation agent and shall be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar

April 2015	Page 19

Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities

amounts related to determination of the amount of cash payable per stated principal amount, if any, shall be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid, if any, on the aggregate principal amount of the securities shall be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the securities, including with respect to certain determinations and judgments that the calculation agent must make in determining the payment that you will receive, if any, on each contingent coupon payment date and at maturity or whether a market disruption event has occurred.  See “Market disruption event” and “Discontinuance of the underlying index; alteration of method of calculation” below.  MS & Co. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Business day:	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Index business day:
A day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the underlying index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Index closing value:
Index closing value on any index business day means the closing value of the underlying index or any successor index reported by Bloomberg Financial Services, or any successor reporting service the calculation agent may select, on such index business day.  In certain circumstances, the index closing value for the underlying index will be based on an alternate calculation of the underlying index as described under “Discontinuance of the underlying index; alteration of method of calculation” below.

Currently, whereas the underlying index publisher publishes the official closing value of the underlying index to six decimal places, Bloomberg Financial Services reports the closing value to fewer decimal places.  As a result, the closing value of the underlying index reported by Bloomberg Financial Services may be lower or higher than the official closing value of the underlying index published by the underlying index publisher.

Market disruption event:
With respect to the underlying index, market disruption event means:

(i)    the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of the underlying index (or the successor index) on the relevant exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange(s), or

(b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of the underlying index (or the successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange(s) are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the underlying index (or the successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

(ii)    a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the underlying index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the underlying index shall be based on a comparison of (x) the portion of the value of the underlying index attributable to that security relative to (y) the overall value of the underlying index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event exists at any time: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the underlying index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance

April 2015	Page 20

Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities

of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the underlying index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the underlying index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant exchange:
With respect to the underlying index or its successor index, the primary exchange(s) or market(s) of trading for (i) any security then included in such index and (ii) any futures or options contracts related to such index or to any security then included in such index.

Postponement of observation dates:
If any scheduled observation date, including the final observation date, is not an index business day or if there is a market disruption event on such day, the relevant observation date shall be the next succeeding index business day on which there is no market disruption event; provided that if a market disruption event has occurred on each of the five index business days immediately succeeding any of the scheduled observation dates, then (i) such fifth succeeding index business day shall be deemed to be the relevant observation date, notwithstanding the occurrence of a market disruption event on such day and (ii) with respect to any such fifth index business day on which a market disruption event occurs, the calculation agent shall determine the index closing value on such fifth index business day in accordance with the formula for and method of calculating the underlying index last in effect prior to the commencement of the market disruption event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such index business day of each security most recently constituting the underlying index without any rebalancing or substitution of such securities following the commencement of the market disruption event.

Postponement of contingent coupon payment dates (including the maturity date) and redemption dates:
If any scheduled contingent coupon payment date is not a business day, that contingent monthly coupon, if any, shall be paid on the next succeeding business day; provided that the contingent monthly coupon, if any, with respect to the final observation date shall be paid on the maturity date; provided further that if, due to a market disruption event or otherwise, any observation date is postponed so that it falls less than two business days prior to the immediately succeeding scheduled contingent coupon payment date, maturity date or redemption date, as applicable, the contingent coupon payment date, maturity date or redemption date, as applicable, shall be postponed to the second business day following that observation date as postponed.  In any of these cases, no adjustment shall be made to any contingent monthly coupon payment or redemption payment made on that postponed date.

Discontinuance of the underlying index; alteration of method of calculation:
If the underlying index publisher discontinues publication of the underlying index and the underlying index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as the “successor index”), then any subsequent index closing value will be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value is to be determined.

Upon any selection by the calculation agent of the successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to the depositary, as holder of the securities, within three business days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the securities, in accordance with the standard rules and procedures of the depositary and its direct and indirect participants.

If the underlying index publisher discontinues publication of the underlying index or the successor index prior to, and such discontinuance is continuing on, any observation date and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing value for such date.  The index closing value of the underlying index or the successor index will be computed by the calculation agent in accordance with the formula for and method of calculating such index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently constituting such index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the underlying index may adversely affect the value of the securities.

If at any time, the method of calculating the underlying index or the successor index, or the value thereof, is changed in a material respect, or if the underlying index or the successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the index closing value is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a stock index comparable to the underlying index or the

April 2015	Page 21

Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities

successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the index closing value with reference to the underlying index or the successor index, as adjusted.  Accordingly, if the method of calculating the underlying index or the successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the underlying index), then the calculation agent will adjust such index in order to arrive at a value of the underlying index or the successor index as if it had not been modified (e.g., as if such split had not occurred).

Alternate exchange calculation in case of an event of default:
If an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities (the “Acceleration Amount”) will be an amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the securities.  That cost will equal:

•       the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•       the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the securities, which we describe below, the holders of the securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

•       no quotation of the kind referred to above is obtained, or

•       every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final observation date, then the Acceleration Amount will equal the principal amount of the securities.

Qualified financial institutions

For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue

April 2015	Page 22

Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities

and rated either:

•       A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•       P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Use of proceeds and hedging:
The proceeds we receive from the sale of the securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the securities borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the securities, by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to have taken positions in the stocks constituting the underlying index and in futures and/or options contracts on the underlying index or the component stocks of the underlying index listed on major securities markets.  Such purchase activity could have increased the initial index value, and, therefore, could have increased (i) the coupon barrier level, which, if the securities have not been redeemed, is the value at or above which the underlying index must close on each observation date so that you receive a contingent monthly coupon on the securities, and (ii) the downside threshold level, which is the value at or above which the underlying index must close on the final observation date in order for you to avoid being exposed to the negative performance of the underlying index at maturity.  Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the value of the underlying index on the observation dates, and, accordingly, the payment to you at maturity, if any, and whether we pay a contingent monthly coupon on the securities.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such

April 2015	Page 23

Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities

purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and
(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
MS & Co. will act as the agent for this offering.  The agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of securities set forth on the cover of this pricing supplement.  The agent proposes initially to offer the securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.  Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent, a fixed sales

April 2015	Page 24

Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities

commission of $35 for each security they sell.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the securities.  Specifically, the agent may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities, for its own account.  The agent must close out any naked short position by purchasing the securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the securities or the securities underlying the underlying index in the open market to stabilize the price of the securities.  Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of securities.  See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” above.

Validity of the securities:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 19, 2014, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 19, 2014.

Selling restrictions:
General

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agent or any dealer.

The agent has represented and agreed, and each dealer through which we may offer the securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities.  We shall not have responsibility for the agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the securities:

Brazil

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of

April 2015	Page 25

Callable Contingent Income Securities due April 30, 2025
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the Russell 2000® Index
Principal at Risk Securities

Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Mexico

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated November 19, 2014
Index Supplement dated November 19, 2014
Prospectus dated November 19, 2014

Terms used but not defined in this pricing supplement are defined in the prospectus supplement, in the index supplement or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

April 2015	Page 26